MILLROCK RESOURCES INC

August 22, 2007

Liberty Star Uranium & Metals Corp.
3024 E Fort Lowell Rd
Tuscon, Arizona 85716

Attention: Mr. James Briscoe, President & CEO

Re: Bonanza Hills Property, Alaska.

This letter of intent will set out the general terms of the proposed option and joint venture agreement between Liberty Star Uranium & Metals Corp. (Liberty), and Millrock Alaska LLC (Millrock – a wholly owned subsidiary of TSX Venture Exchange listed company Millrock Resources Inc.), (Liberty and Millrock hereinafter together, the Parties). Liberty is the owner of 15.5 square miles of mineral rights on 54 state mining claims in Alaska. Millrock wishes to eam an interest in the property. This letter sets out the current intention of the parties with respect to the terms of an option and joint venture agreement herein described. The Parties acknowledge that this letter of intent contains all of the terms and conditions which would normally be included in an option and joint venture agreement of this nature. The Parties agree that they will work diligently to complete a formal joint venture agreement in the next 30 days (the "Definitive Agreement").

The Definitive Agreement will include the following terms:

Option to eam: 60%

Issue shares total: 1 million

Work commitment total: $3.5 million

Deadline Date	8/31/07	8/31/08	8/31/09	8/31/10	8/31/11	Total
Work Commitment	30,000	220,000	500,000	1,000,000	1,750,000	3,500,000
Share Issuance	100,000*	100,000	200,000	300,000	300,000	1,000,000

* upon execution of definitive agreement and TSX Venture Exchange approval of the agreement.

JB.

General Requirements:

- Millrock must present a proposed technical program by February of each year for the coming exploration season.
- Millrock must present a complete technical report describing exploration work and results of the prior exploration season (with a copy of all data in digital form) by February of each year.
- Millrock must leave all claims with at least one year of assessment work and rentals paid up if it elects at any point not to renew the option.

Joint Venture:

- Before August 31, 2011, if Millrock has met its work commitment earn-in and issued the required number of shares, it will be deemed to have earned its interest, and a joint venture will be formed with Millrock at 60% and Liberty at 40%.
- Millrock would be the initial operator of the joint venture. Liberty can become operator if Millrock does not propose a program. 10% management fee payable to operator.
- If Liberty or Millrock does not participate in a proposed joint venture exploration program, that company's interest would be diluted in accordance with a standard dilution formula.
- If Liberty or Millrock dilutes to ≤10%, that company's remaining interest is converted to a 10% NPI.

This Letter of Intent and subsequent joint venture agreement will be subject to TSX Venture Exchange approval.

Yours very truly,

Gregory A. Beischer, President & CEO

Acknowledged and agreed on behalf of Liberty Star Uranium and Metals Corp.:

James Briscoe, President